Exhibit 3.8

CERTIFICATE OF INCORPORATION

OF

INSPIRATIONS INC.

  FIRST:            The name of the Corporation Is Inspirations Inc. (hereinafter the “Corporation”).

  SECOND:       The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

  THIRD:           The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

  FOURTH:       The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $1.00 par value.

  FIFTH:            The name and mailing address of the Sole Incorporator is as follows:

Name	Mailing Address

Annamarie DellaFave	625 Madison Avenue New York, NY 10022

  SIXTH:           The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

  (1)        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

  (2)        The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

  (3)        The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

  (4)        No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, iii) pursuant to Section 174 of the Delaware General Corporation Law or iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Subsection (4) to Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

(5)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

  SEVENTH:    Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

  EIGHTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be and also on this Corporation.

  NINTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

  I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 15th day of December, 1993.

Annamarie DellaFave
Sole Incorporator

CERTIFICATE OF AMENDMEN

OF

CERTIFICATE OF INCORPORATION

OF

INSPIRATIONS INC.

It is hereby certified that:

  1.    The name of the corporation is INSPIRATIONS INC. (the “Corporation”).

  2.    The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and substituting in lieu of said Article FIRST the following new Article:

  FIRST:    The name of the Corporation is REVLON CONSUMER CORP. (the “Corporation”).

  3.    The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware

  The effective time of the amendment herein certified shall be October 3, 1995.

Dated:  October 3, 1995.

INSPIRATIONS INC.

By:

Robert K. Kretzman
Vice President and Secretary

Attest:

Annamarie DellaFave
Assistant Secretary